EXHIBIT 99.1

SENOMYX ANNOUNCES SECOND QUARTER 2006 FINANCIAL RESULTS

LA JOLLA, CA – July 20, 2006 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the second quarter of 2006. For the three months ended June 30, 2006, the Company recognized revenues of $3.2 million and incurred total expenses of $10.3 million, resulting in a net loss of $6.2 million. As of June 30, 2006 the Company had cash, cash equivalents and short term investments of approximately $78.8 million.

“During the second quarter of 2006, Senomyx continued to make progress with each of our four discovery and development programs and to work closely with our collaborators,” said Kent Snyder, President and Chief Executive Officer of the Company. “Senomyx’s primary focus has been on advancing our flavor discovery and development programs while expanding our partnerships, which now total eight collaborative agreements with six of the world’s leading packaged food and beverage companies. In addition to these efforts, our activities are increasingly focused on the commercialization of our savory flavor ingredients. We are therefore especially pleased to have established a Commercialization Team under the leadership of Sharon Wicker, who was recently appointed to the newly created position of Senior Vice President, Commercial Development and Chief Strategy Officer. Sharon’s expertise as a food industry innovator, with product launch experience and successful execution of commercial strategies, makes her the ideal individual to work closely with our collaborators to help ensure timely and successful commercial launches of products containing our flavor ingredients.”

Senomyx also increased its intellectual property portfolio during the past quarter with the issuance of three new U.S. patents. In addition to other claims, the issued patents cover cell-based assay methods for identifying new flavor ingredients that modulate the activity of specific taste receptors. “Senomyx is the owner or exclusive licensee of 76 issued patents and 292 pending patent applications in the U.S. and elsewhere,” Snyder noted. “We are active in continuing to pursue patent protection for our proprietary technologies, inventions, and flavor ingredients that are commercially important to the development of our business.”

Financial Review:

Revenues were $3.2 million for the second quarter 2006, compared to $2.0 million for the second quarter of 2005, an increase of 59%. Revenues were $5.6 million for the six months ended June 30, 2006, compared to $5.0 million for the same period in 2005, an increase of 13%. These increases are due primarily to the commencement of revenue recognition for the Company’s collaboration with Ajinomoto Co., Inc., and increased research funding from another of the Company’s collaborators.

Research and development expenses, including stock-based compensation expense, for the second quarter and year to date were $6.3 million and $12.8 million, respectively, for 2006, compared to $5.0 million and $10.1 million, respectively, for 2005. The increase for the year to date is due primarily to increased patent-related expenses associated with expanding the Company’s intellectual property portfolio, including the filing of foreign patent applications, as well as increased expenses for scientific supplies and outsourced activities associated with the Company’s discovery and development programs.

General and administrative expenses, including stock-based compensation expense, for the second quarter and year to date were $4.0 million and $7.4 million, respectively, for 2006, compared to $2.5 million and $5.1 million, respectively, for 2005. The increase in general and administrative expenses was due to increased non-cash, stock-based compensation expense resulting from the implementation of SFAS 123(R) in the first quarter of 2006 and to increased personnel expenses driven by increased headcount and one-time consulting expenses.

The net loss for the second quarter and year to date were $6.2 million and $12.8 million, or $0.21 per share and $0.43 per share, respectively, for 2006, compared to $5.2 million and $9.8 million, or $0.20 per share and $0.39 per share, respectively, for 2005.

“The second quarter financial results met the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer. “During the first half of the year our net cash used in operating activities was $3.7 million, which was consistent with our cash utilization plans. We will continue to manage our operations closely as we advance our discovery and development programs towards commercialization.”

On the balance sheet, deferred revenue increased approximately $4.4 million from December 31, 2005 to June 30, 2006, primarily due to the receipt of a $5.7 million payment made by a collaborator in advance of associated revenues being recognized.

Property and equipment, net, increased approximately $2.0 million from December 31, 2005 to June 30, 2006. Other non-current liabilities increased approximately $1.0 million from December 31, 2005 to June 30, 2006. The increase in both areas is due to the new facility that the Company will occupy, which the Company expects to be completed in the fourth quarter of 2006. For a more detailed explanation of accounting for the Company’s leasehold liability, please see the Company’s second quarter 2006 Quarterly Report on Form 10-Q, which the Company expects to file on or around August 9, 2006.

Scientific Update:

•                                          Savory Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or eliminate monosodium glutamate (MSG) and other additives such as sodium inosinate (IMP), and to enhance the savory taste of foods. One of the Company’s collaborators continues its preparations for initial commercialization with activities that include conducting consumer acceptance tests in multiple countries, developing marketing plans, and finalizing arrangements with a manufacturer to produce our flavor ingredients. These efforts are geared toward identifying products and markets that would be involved in the first phase of commercialization. Additionally, Senomyx continues to pursue additional regulatory approvals while conducting product development and application work to support the collaborator’s further commercialization activities.

•                                          Sweet Program:  The goal for this program is to identify flavor ingredients that allow a significant reduction of carbohydrate sweeteners in food and beverage products while maintaining the desired sweet taste. The Company’s current focus is to improve the potency, water solubility, and other physical properties of these compounds and to conduct taste tests with product prototypes. The optimization efforts are intended to result in flavor ingredients that are easier to work with and have applications in a wide variety of foods and beverages. During the past quarter, Senomyx scientists discovered potential flavor ingredients having up to 1,000-fold greater water solubility than previously identified compounds. Initial taste tests with several of these more water soluble compounds have demonstrated their ability to achieve the desired reduction of the carbohydrate sweetener in product prototypes. Taste tests are planned to evaluate a variety of additional taste parameters in product prototypes to enable our collaborators to assess the commercial viability of products containing these new compounds.

•                                          Salt Program:   The goal of the salt program is to identify flavor ingredients that provide for a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers. Senomyx is continuing to identify enhancers of the sodium ion channel, ENaC, which is present in human taste cells in two forms – Alpha ENaC and Delta ENaC. During the past quarter, Alpha ENaC enhancers were identified from a new chemical series. In addition, the Company has initiated optimization of several compounds from different chemical series found to be active in the Delta ENaC in vitro assay. Taste tests are underway for these new Alpha ENaC and Delta ENaC enhancers to determine whether they provide a taste effect, which is the ability to maintain the desired salt taste in a reduced-salt product. Timing for commercialization will be driven by achievement of a taste effect by one or more of these enhancers.

•                                          Bitter Program:  The goal of the bitter taste modulation program is to block bitter taste and improve the overall taste characteristics of packaged foods, beverages, and pharmaceutical products. Scientific advances continue to be made on the functional characterization of bitter taste receptors. As reported last quarter, Senomyx had previously demonstrated a functional response to 18 of the 25 known human bitter receptors. Company scientists recently demonstrated the response of two previously uncharacterized bitter receptors to certain bitter-tasting compounds, increasing the total number of receptors for which Senomyx has demonstrated a functional response to 20. Senomyx’s researchers are continuing to characterize the receptors that interact with bitter ingredients in foods and pharmaceuticals to evaluate the function of the remaining five receptors, and to develop high-throughput receptor-based screening assays.

•                                          Exploratory Research Efforts:  Experiments have been initiated by Company scientists to identify and characterize other receptors and ion channels that may be involved in taste. The Company’s approach is to identify receptors and ion channels present in taste cells using a variety of molecular biology and cellular approaches. Preliminary studies have identified a number of interesting receptors and ion channels for further characterization.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company. To access the call in the U.S. dial 866-356-3093, or from outside the U.S. dial 617-597-5381. The participant passcode for this conference call is 50064768. Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company focused on using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with six of the world’s leading packaged food and beverage companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: Senomyx’s projected financial results for 2006; Senomyx’s ability to enter into global or regional collaborations; the size of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$3,215	$2,022	$5,626	$4,988

Operating expenses:
Research and development (including $811, $1,139, $1,547 and $1,970, respectively, of non-cash stock-based compensation)	6,339	4,980	12,835	10,139
General and administrative (including $1,418, $776, $2,457 and $1,737, respectively, of non-cash stock-based compensation)	3,982	2,477	7,399	5,101
Total operating expenses	10,321	7,457	20,234	15,240

Loss from operations	(7,106)	(5,435)	(14,608)	(10,252)

Interest income	947	250	1,821	475

Net loss	$(6,159)	$(5,185)	$(12,787)	$(9,777)

Basic and diluted net loss per share	$(0.21)	$(0.20)	$(0.43)	$(0.39)

Weighted average shares used in computing basic and diluted net loss per share	29,724	25,314	29,665	25,250

Condensed Balance Sheets

(in thousands)

	June 30, 2006	December 31, 2005
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$78,770	$83,813
Other current assets	2,885	2,300
Property and equipment, net	4,453	2,418
Total assets	$86,108	$88,531

Accounts payable , accrued expenses and other current liabilities	$4,141	$4,207
Deferred revenue	6,138	1,728
Other non-current liabilities	1,180	151
Stockholders’ equity	74,649	82,445
Total liabilities and stockholders’ equity	$86,108	$88,531